EXHIBIT 2.2

SHARE EXCHANGE AND VOTING AGREEMENT

This Share Exchange  and Voting Agreement (the “Agreement”) is made and entered into this 29th day of August, 2006 (the “Effective Date”) by and between Rotonics Holding Corporation, a corporation organized under the laws of the state of Minnesota (“Buyer”) and Sherman McKinniss, an individual resident of the state of California (“McKinniss”).

WITNESSETH:

WHEREAS, McKinniss is the record and beneficial owner of approximately 45 percent of the issued and outstanding voting capital stock of Rotonics Manufacturing Inc., a corporation organized under the laws of the state of Delaware (“Target”);

WHEREAS, simultaneous with the parties’ execution and delivery of this Agreement, Buyer, Target and a wholly owned subsidiary of Buyer (“Merger Subsidiary”) will enter into an Agreement and Plan of Merger (the “Merger Agreement”) providing for, among other things, the merger of Merger Subsidiary with and into Target (the “Merger”);

WHEREAS, the Merger Agreement contains substantial representations and warranties made by Target to Buyer and Merger Subsidiary (the “Target Representations and Warranties”);

WHEREAS, McKinniss hereby restates and affirms the Target Representations and Warranties both as of the Effective Date and the closing date for consummation of the transactions contemplated by the Merger Agreement;

WHEREAS, McKinniss acknowledges that his affirmation of the Target Representations and Warranties is a material inducement for Buyer to enter into the Merger Agreement;

WHEREAS, the Merger is contingent upon the satisfaction of certain conditions, including without limitation approval of the Merger and the Merger Agreement by the stockholders of Target (“Stockholder Approval”);

WHEREAS, each of Buyer and McKinniss desires that Stockholder Approval be obtained to facilitate the Merger and that McKinniss be permitted to participate in the equity ownership of Buyer following the Merger.

NOW, THEREFORE, in consideration of the foregoing recitals, each of which is incorporated into and made a part of this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT:

(1)           Share Exchange.  At the Closing (defined in Section (3) below) McKinniss shall transfer and convey to Buyer an aggregate of 2,938,066 shares of Target voting capital stock, or such other number of shares of Target voting capital stock as shall constitute 25 percent of the issued and outstanding shares of Target voting capital stock determined as of the Closing Date (the “Target Exchange Shares”), in exchange for (the “Share Exchange”) such number of shares of Buyer’s voting capital stock as shall constitute 25 percent of Buyer’s issued and outstanding shares of voting capital stock determined as of the Closing Date (“Buyer Exchange Shares”).  The parties acknowledge and agree that the Share Exchange (whether or not treated as a single integrated transaction with the Merger) is intended to constitute a tax-deferred transaction with respect to the receipt of the Buyer Exchange Shares pursuant to Section 351 of the Internal Revenue Code of 1986, will report the Share Exchange for tax purposes consistent with such intent and will take no position in any tax return or tax proceeding inconsistent with such intent.

(2)           Voting and Support; Proxy.  At all times throughout the period commencing on the Effective Date and continuing until the earlier of: (i) the four-month anniversary of the Effective Date or (ii) the termination of the Merger Agreement (the “Term”), McKinniss does hereby irrevocably agree to consent or vote (or cause to be voted) all of the shares of Target voting capital stock beneficially owned by McKinniss (the “Shares”) at every annual, special or adjourned meeting of the stockholders (including any written consent in lieu of a meeting) of Target: (i) in favor of the adoption of each of the Company Proposals as defined in the Merger Agreement, (ii) against any proposal relating to any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, (iii) in favor of any other matter relating to the consummation of the transactions contemplated by the Merger Agreement, and (iv)  against any other action which is intended or would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the transactions contemplated by the Merger Agreement.  During the Term, McKinniss will not enter into any agreement or understanding with any Person (as such term is defined in the Merger Agreement) to vote in any manner inconsistent with this Section (2).  McKinniss does hereby grant to, and appoint Stephen Jones and Dobson West, and each of them individually, in their respective capacities as officers or representatives of Buyer, and any individual who shall hereafter succeed to any office of Buyer held thereby, as his irrevocable proxy and attorney-in-fact (with full power of substitution) to vote the Shares or provide any consent as provided herein and any of the terms, conditions and other provisions contained in this Agreement during the Term.  McKinniss intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute and deliver such other instruments as may be necessary to effectuate the intent of this irrevocable proxy and hereby revokes any proxy previously granted by McKinniss with respect to the Shares.  Notwithstanding the foregoing, this irrevocable proxy will be automatically revoked without any further action on the part of McKinniss at the end of the Term.  Nothing in this Agreement is intended by the parties to in any way restrict or otherwise control McKinniss’ satisfaction of his fiduciary duties as an officer of Target or as a member of Target’s board of directors.

(3)           Standstill.  McKinniss agrees that throughout the Term and except as contemplated by this Agreement, McKinniss will not directly or indirectly: (i) sell, assign, transfer, pledge, grant a security interest in or lien on or otherwise dispose of or encumber (collectively, “Sell”) any of the Shares or enter into any contract, option or other arrangement or undertaking to Sell any of the Shares; or (ii) relinquish control of the voting power with respect to any of the Shares, deposit any of the Shares into a voting trust, enter into a voting agreement or arrangement or grant any proxy with respect to any of the Shares (other than a proxy to vote in favor of the Company Proposals as provided in Section (2) above).

(4)           Closing; Closing Deliveries.  The closing of the Share Exchange (the “Closing”) shall occur at the offices of Briggs and Morgan at 10:00 a.m. on the first business day following the satisfaction or waiver of each of the conditions to closing of the transactions contemplated by the Merger Agreement.  At the Closing, McKinniss shall deliver to Buyer one or more certificates representing the Target Exchange Shares duly endorsed for transfer, and Buyer shall deliver to McKinniss one or more certificates representing the Buyer Exchange Shares.

(5)           Merger Agreement Indemnification.

(a)           Indemnification.  McKinniss agrees to indemnify and hold harmless Buyer, Merger Subsidiary and each of their respective affiliates, directors, officers and employees (the “Buyer Group Members”) from and against any and all Losses (as defined herein) and Expenses (as defined herein) incurred by such Buyer Group Members in connection with or arising from:

(i)            any breach by Target of its covenants in the Merger Agreement; and

(ii)           any breach of any warranty or the inaccuracy of any representation of Target contained in the Merger Agreement.

provided, however, that McKinniss: (i) shall not be required to indemnify and hold harmless the Buyer Group Members with respect to Losses and Expenses incurred by Buyer Group Members until the aggregate amount of all such Losses and Expenses suffered by all Buyer Group Members exceeds $100,000, in which event McKinniss shall be liable for the entire amount of Losses and Expenses incurred by Buyer Group Members (subject to the provisions (ii) and (iii) below); (ii) shall only be required to indemnify and hold harmless the Buyer Group Members with respect to his proportionate share (determined as the percentage of issued and outstanding Target common stock beneficially owned by McKinniss as of the Effective Date) of Losses and Expenses incurred by the Buyer Group Members; and (iii) that the cumulative amount required to be paid by McKinniss pursuant to this  Section (5) shall not exceed the sum of $1,000,000.  For purposes of this Agreement:  “Losses” shall mean any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges, but shall not under any circumstances include any special, exemplary, punitive or consequential damages (including loss of profit or revenue); and “Expenses” shall mean any and all reasonable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified under the Merger Agreement (including arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel).  The indemnification provided for in this Section (5) shall terminate on the one-year anniversary of the Effective Time as such term is defined in the Merger Agreement (and no claims shall be made by any Buyer Group Member under this Section (5) thereafter), except that the indemnification by McKinniss shall continue as to any Loss or Expense of which any Buyer Group Member has notified McKinniss pursuant to subsection (b) below, as to which the obligation of McKinniss shall continue until the liability of McKinniss shall have been determined pursuant to this Section (5), and McKinniss shall have reimbursed all Buyer Group Members in accordance with this Section (5).

(b)           Notice of Claims. Any Buyer Group Member seeking indemnification from McKinniss pursuant to this Section (5) shall give to McKinniss a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement, the Merger Agreement and any other agreement, document or instrument upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.  After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which the applicable Buyer Group Member shall be entitled under this Section (5) shall be determined:  (i) by written agreement between Buyer and McKinniss; (ii) arbitration in accordance with Section 8.15 of the Merger Agreement; or (iii) by any other means to which Buyer and McKinniss shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.  The applicable Buyer Group Member shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

(c)           Third Person Claims.  McKinniss shall have the right to conduct and control, through counsel of his choosing, the defense, compromise or settlement of any such third person claim, action or suit against a Buyer Group Member as to which indemnification will be sought by the applicable Buyer Group Member from McKinniss hereunder if McKinniss has acknowledged and agreed in writing that, if the same is adversely determined, McKinniss has an obligation to provide indemnification to the applicable Buyer Group Member in respect thereof, and in any such case such Buyer Group Member shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by McKinniss in connection therewith; provided, however, that the applicable Buyer Group Member may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which McKinniss has so elected to conduct and control the defense thereof.  Notwithstanding the foregoing, the applicable Buyer Group Member shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the applicable Buyer Group Member shall waive any right to indemnity therefor hereunder.

(d)           Limitations.  In any case where a Buyer Group Member recovers from third persons (exclusive of insurers) any amount in respect of a matter with respect to which McKinniss has indemnified it pursuant to this Section (5), such Buyer Group Member shall promptly pay over to McKinniss the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of: (i) any amount previously so paid by McKinniss to or on behalf of the Buyer Group Member in respect of such matter; and (ii) any amount expended by McKinniss in pursuing or defending any claim arising out of such matter.

(e)           Buyer agrees to take all reasonable steps to mitigate its Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder.

(6)           Representations and Warranties of McKinniss.  In addition to affirming to Buyer the representations and warranties made by Target in the Merger Agreement, McKinniss represents and warrants to Buyer as follows:

(a)           McKinniss is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

(b)           As of the date hereof and without giving effect to the Share Exchange, McKinniss owns beneficially and of record an aggregate of 5,368,721 shares of Target capital stock.  McKinniss owns no other equity securities of Target, nor any options, warrants or other securities convertible into equity securities of Target.  McKinniss owns no preemptive rights to acquire shares of Target’s capital stock.

(c)           McKinniss owns the Shares free and clear of any liens, claims, options, charges or encumbrances of any nature whatsoever.

(d)           McKinniss has not previously sold, assigned or otherwise transferred any rights or interests in or of the Shares.

(e)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, or other agreement or restriction of any kind or character to which McKinniss is bound.

(f)            McKinniss has full legal capacity, power and authority to transfer the Shares without obtaining the consent or approval of any other person or governmental entity.

(7)           Buyer’s Representations and Warranties.  Buyer hereby represents and warrants to McKinniss as follows:

(a)           Buyer is duly incorporated and is validly existing and in good standing under the laws of the state of Minnesota.

(b)           Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of Buyer, and no other corporate or other proceedings on the part of Buyer are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding agreements of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors rights generally and by principles of equity regarding the availability of remedies.

(c)           The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance by Buyer with any of the provisions hereof will not conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Buyer.

(d)           The authorized capital stock of Buyer consists of 100,000,000 shares of Buyer common stock.  As of the date hereof and without giving effect to the Share Exchange, no shares of Buyer common stock are issued and outstanding.  No other capital stock of Buyer is authorized or issued.  All issued and outstanding shares of the Buyer capital stock are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all applicable laws.  Except as contemplated by this Agreement and the shareholders’ agreement to be entered into by and among Buyer, McKinniss and all other shareholders of Buyer on or before the closing of the Merger, as of the date hereof there are no, and at the Effective Time there will be no, outstanding rights, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the outstanding, authorized but unissued or unauthorized shares of the capital stock or any other security of Buyer, and there is no authorized or outstanding security of any kind convertible into or exchangeable, for any such capital stock or other security.  Buyer has no obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of Buyer common stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.  The Buyer Exchange Shares constitute 25 percent of Buyer’s issued and outstanding shares of voting capital stock determined as of the Closing Date.

(8)           Notices.  All notices or other communications hereunder shall be required in writing and shall be given by personal delivery or by registered or certified mail (postage prepaid and return receipt requested) addressed as set forth below:

If to Buyer:	If to McKinniss:

Spell Capital Partners, LLC	Sherman McKinniss
222 South Ninth Street, Suite 2880	[address and telecopy number]
Minneapolis, MN 55402
telecopy: 612.371.9651
Attention: Stephen Jones

or to such other address as shall be so provided to the other party.

(9)           Assignment; Binding Effect.  This Agreement shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(10)         Interpretation.  Each provision of this Agreement and all matters pertaining to this Agreement shall be interpreted and construed pursuant to the laws of the state of Delaware, without regard to conflict of law provisions contained therein.  Any action between the parties concerning or involving this Agreement in any manner shall be instituted only in the Superior Court for New Castle County or in the U.S. District Court for the District of Delaware.  Each party hereto consents, and shall promptly and voluntarily submit, to the jurisdiction of such courts.

(11)         Severability.  If any of the provisions of this Agreement shall contravene or be invalid under the laws of any jurisdiction where applicable, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather the Agreement shall be construed, insofar as the laws of that particular jurisdiction are concerned, as not containing the invalid or contravening provision, and the rights and obligations of the parties shall be enforced to the fullest extent possible.

(12)         Costs of Enforcement.  In the event it is necessary for the enforcement of this Agreement to employ legal counsel, the prevailing party shall be entitled to out-of-pocket expenses as well as reasonable attorneys’ fees.

(13)         Integration.  This Agreement constitutes the entire agreement and understanding and all of the representations and warranties of the parties to this Agreement.  This Agreement supersedes any and all prior agreements, negotiations, correspondence, undertakings, promises, covenants, arrangements, communications, representations and warranties, whether oral or written (collectively, the “Prior Communications”), of any party to this Agreement, and no party to this Agreement or any other person may rely or shall be deemed to have relied upon any such Prior Communications.

(14)         Waiver.  This Agreement cannot be changed or terminated or any performance or condition waived in whole or in part except by a writing signed by the party against whom enforcement of the changes, termination or waiver is sought.  The waiver by either party of any breach or violation of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term and condition.

(15)         Authority.  The provisions of this Agreement required to be approved by the board of directors of Buyer  have been so approved and authorized.

(16)         Section Headings.  The section headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

(17)         Execution of Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(18)         Expenses.  Whether or not the transaction(s) contemplated herein shall be consummated, the parties shall pay their own expenses incident to, preparing for, entering into and carrying into effect and consummating this Agreement and the transactions contemplated hereby.  McKinniss shall not be responsible for the fees and expenses of any other party.

(19)         Amendment and Modification.  The Agreement may not be amended, modified or supplemented except by an instrument in writing duly executed by the parties to the Agreement.

(20)         Parties in Interest.  Nothing expressed or implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any person other than the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.  Nothing in this Agreement is intended to relieve or discharge the liabilities of any third person to the parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereunto have duly executed this Agreement as of the Effective Date.

ROTONICS HOLDING CORPORATION

By:	/s/ Dobson West	/s/Sherman McKinniss
Its:	COO	Sherman McKinniss